Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A of Fidelity California Municipal Trust II: Fidelity California AMT Tax-Free Money Market Fund and Fidelity California Municipal Money Market Fund of our reports dated April 10, 2019 relating to the financial statements and financial highlights included in the February 28, 2019 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP Boston, Massachusetts April 22, 2019